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                         [PEAT MARWICK LLP LETTERHEAD]




                        Consent of Independent Auditors'


Kirby Corporation
Retirement Plans Administrative Committee:


We consent to the incorporation by reference in the registration statement NO. 33-57625 on Form S-8 of Kirby Corporation of our report dated July 11, 1997 related to the statements of net assets available for benefits of the Kirby 401(k) Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 1996 annual report on Form 11-K of Kirby 401(k) Plan.

                                        KPMG PEAT MARWICK LLP




Houston, Texas
July 11, 1997